Exhibit 10.11

AMENDED AND RESTATED

SENIOR MANAGEMENT AND RESTRICTED STOCK AGREEMENT

(Kevin Cunningham)

THIS AMENDED AND RESTATED SENIOR MANAGEMENT AND RESTRICTED STOCK AGREEMENT (this “Agreement”) is dated as of November 5, 2017 by and among SailPoint Technologies Holdings, Inc., a Delaware corporation (the “Parent”), SailPoint Technologies, Inc., a Delaware corporation (the “Company”), and Kevin Cunningham, an individual (the “Employee”). This Agreement amends and restates that certain Senior Management and Restricted Stock Agreement by and among the Parent, the Company and the Employee dated September 8, 2014 (the “Original Agreement”). September 8, 2014, the effective date of the Original Agreement, is referred to herein as the “Effective Date.” This Agreement is being entered into in anticipation of the Parent’s initial public offering of common stock. This Agreement shall become effective on the business day immediately preceding (but conditioned on) the closing of the Parent’s initial public offering of common stock (the “Amendment Effective Date”), and the Original Agreement shall remain in full force and effect until the Amendment Effective Date. In the event that the closing of the Parent’s initial public offering of common stock does not occur for any reason prior to October 1, 2018, this Agreement shall be null and void and the Original Agreement will remain in full force and effect pursuant to its original terms.

Recitals

A. The Parent and Employee previously entered into the Original Agreement pursuant to which Employee purchased, and the Parent sold, subject to certain vesting and other restrictions as set forth herein, 1,075,000 shares of the common stock, par value $0.001 per share, of the Parent (the “Common Stock”). All such shares of Common Stock are referred to herein as “Employee Stock”. For clarity, the 1,456,443.4932 shares of Common Stock and the 7,456 shares of preferred stock, par value $0.001 per share, of the Parent acquired by the Employee (and his affiliate) pursuant that certain Agreement and Plan of Merger, dated as of August 10, 2014, by and among Parent, Project Spyglass Merger Sub, Inc. and Company Fortis Advisors LLC shall not be considered “Employee Stock” for purposes of this Agreement.

B. Certain definitions are set forth in Section 10 of this Agreement.

Agreement

In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement agree as follows:

PROVISIONS RELATING TO THE EXECUTIVE STOCK

1. Purchase and Sale of Employee Stock.

(a) On the Effective Date, the Parent (i) established an equity incentive pool (the “Incentive Equity Pool”), and (ii) granted Employee a number of shares of Common Stock equal to approximately 14.333% of the Equity Incentive Pool (the Effective Date, which is the date upon which such shares of Common Stock were granted, is referred to herein as the “Grant Date”). On the Grant Date, Employee purchased, and the Parent sold, such 1,075,000 shares of Common Stock at a price per share of $0.0517 per share, of which (A) 50% of such shares of Common Stock are referred to herein as “Time-Vested Shares” and (B) 50% of such shares of Common Stock are referred to herein as “Annual-Vested Shares.”

(b) Within 30 days after the Grant Date, Employee made an election with the Internal Revenue Service under Section 83(b) of the Internal Revenue Code and the regulations promulgated thereunder.

(c) In connection with the purchase and sale of the Employee Stock hereunder, Employee represented, warranted and covenanted and hereby represents, warrants and covenants to the Parent and the Company that:

(i) The Employee Stock acquired by Employee pursuant to the Original Agreement was acquired for Employee’s own account and not with a view to, or intention of, distribution thereof in violation of the Securities Act, or any applicable state securities laws, and the Employee Stock will not be disposed of in contravention of the Securities Act or any applicable state securities laws.

(ii) Employee is both an accredited investor (as defined in the rules under the Securities Act), is sophisticated in financial matters and is able to evaluate the risks and benefits of the investment in the Employee Stock.

(iii) Employee is able to bear the economic risk of his investment in the Employee Stock for an indefinite period of time because the Employee Stock has not been registered under the Securities Act and, therefore, cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is available.

(iv) Employee has had an opportunity to ask questions and receive answers concerning the terms and conditions of the offering of Employee Stock and has had full access to such other information concerning the Parent as he has requested and has had the opportunity to consult with his own independent counsel regarding his investment in Employee Stock.

(v) This Agreement and each of the other agreements contemplated hereby constitute the legal, valid and binding obligation of Employee, enforceable in accordance with their respective terms, and the execution, delivery and performance of this Agreement and such other agreements by Employee does not and will not conflict with, violate or cause a breach of any agreement, contract or instrument to which Employee is a party or any statute, rule, judgment, order or decree to which Employee is subject.

(vi) Employee is a resident of the State of Texas.

(d) As an inducement to the Parent to issue the Employee Stock to Employee, and as a condition thereto, Employee acknowledged and agreed and hereby acknowledges and agrees that neither the issuance of the Employee Stock to Employee nor any provision contained herein shall entitle Employee to remain in the employment of the Parent and its Subsidiaries or affect the right of the Company to terminate Employee’s employment at any time for any reason.

2. Vesting of Certain Employee Stock.

(a) Time-Vested Shares and Annual-Vested Shares are subject to vesting as further described in this Section 2 based upon Employee’s continued employment with the Company.

(b) Except as otherwise provided in Section 2(d) below, the Time-Vested Shares will continue to become vested in accordance with the following schedule, if as of each such date Employee remains continuously employed by the Parent or any of its Subsidiaries: (i) 25% of the Time-Vested Shares became vested on the first anniversary of the Effective Date and (ii) the remaining Time-Vested Shares have or will become vested in equal installments on a monthly basis over the 36-month period following such first anniversary of the Effective Date.

(c) Except as otherwise provided in Section 2(d) below, the Annual-Vested Shares will continue to become vested in accordance with the following schedule if as of each such date Employee remains continuously employed by the Parent or any of its Subsidiaries:

(i) twenty-five percent (25%) of the Annual-Vested Shares became vested on January 15, 2016 (the “First Annual Vest Date”);

(ii) an additional twenty-five percent (25%) of the Annual Vested Shares have or will become vested on each of the first and second anniversaries of the First Annual Vest Date; and

(iii) any remaining Annual-Vested Shares will become vested on the third anniversary of the First Annual Vest Date.

(d) Upon the occurrence of a Liquidity Event, 100% of the Unvested Employee Stock shall become vested immediately prior to such Liquidity Event; provided, however, that if Employee ceases to be continuously employed by the Parent or its Subsidiaries until immediately prior to such Liquidity Event, then no Unvested Employee Stock shall vest in accordance with this Section 2(d).

(e) All shares of Employee Stock which become vested in accordance with this Section 2 are referred to herein as “Vested Shares”, and all other shares of Employee Stock are referred to herein as “Unvested Shares”.

(f) Notwithstanding the provisions of this Section 2, this Agreement shall not result in fewer shares of Employee Stock being Vested Shares hereunder on the Amendment Effective Date than the number of shares of Employee Stock that were Vested Shares under the Original Agreement as of immediately prior to the Amendment Effective Date and shares of Employee Stock that have become Vested Shares as of the Amendment Effective Date shall remain Vested Shares under this Agreement.

3. Repurchase Options.

(a) In the event Employee ceases to be employed by the Company and its Subsidiaries for any reason (a “Termination”), all of the Unvested Shares will be subject to repurchase by the Parent pursuant to the terms and conditions set forth in this Section 3 (the “Repurchase Option”).

(b) The purchase price for each Unvested Share will be Employee’s Original Cost for such share.

(c) The board of directors of the Parent (the “Board”) may elect to cause the Parent to purchase all or any portion of any of the Unvested Shares by delivering written notice (the “Repurchase Notice”) to the Employee within 90 days after the Termination for any Unvested Shares. The Repurchase Notice will set forth the number of Unvested Shares to be acquired, the aggregate consideration to be paid for such shares and the time and place for the closing of the transaction. Additionally, the Board may cause the Parent to assign its rights under this Section 3 to one or more of its Affiliates.

(d) The closing of the purchase of the Unvested Shares pursuant to the Repurchase Option shall take place on the date designated by the Parent in the Repurchase Notice, which date shall not be more than 30 days nor less than five days after the delivery of such notice. The Parent will pay for the Unvested Shares to be purchased by it pursuant to the Repurchase Option by first offsetting amounts outstanding under any bona fide debts for money borrowed from the Parent or for travel and expense advances owed by Employee to the Parent; upon full repayment of such bona fide debts, the Parent will make payment by a check or wire transfer of funds in the aggregate amount of the remaining purchase price for such Unvested Shares. The Parent will be entitled to receive customary representations and warranties from the sellers regarding such sale and to require all sellers’ signatures be guaranteed.

(e) Notwithstanding anything to the contrary contained in this Agreement, all repurchases of Unvested Shares by the Parent shall be subject to applicable restrictions contained in the Delaware General Corporation Law and in the Parent’s and its Subsidiaries’ debt and equity financing agreements.

4. Restrictions on Transfer of Employee Stock.

(a) The Unvested Shares are restricted in that they may not be sold, transferred or otherwise alienated or hypothecated until they become Vested Shares as described in Section 2 of this Agreement. The Unvested Shares are also restricted in the sense that they may be subject to the Repurchase Option.

(b) The certificates representing the Employee Stock will bear a legend in substantially the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER, CERTAIN REPURCHASE OPTIONS AND CERTAIN OTHER AGREEMENTS SET FORTH IN A CERTAIN AMENDED AND RESTATED SENIOR MANAGEMENT AND RESTRICTED STOCK AGREEMENT BETWEEN THE COMPANY AND AN EXECUTIVE OF THE COMPANY DATED AS OF NOVEMBER 5, 2017. A COPY OF SUCH AGREEMENT MAY BE OBTAINED BY THE HOLDER HEREOF AT THE COMPANY’S PRINCIPAL PLACE OF BUSINESS WITHOUT CHARGE.”

PROVISIONS RELATING TO EMPLOYMENT

5. Employment. The Company agrees to employ Employee and Employee accepts such employment for the period beginning as of the Effective Date and ending upon the effective date of Employee’s Termination pursuant to Section 5(f) hereof (the “Employment Period”).

(a) As of the date of this Agreement, during the Employment Period, Employee shall serve as Chief Strategy Officer of the Company and shall have such duties and responsibilities as are typically commensurate with such position. Employee shall have such other powers and perform such other duties as may from time to time reasonably be prescribed by the Board which are consistent with the position of Chief Strategy Officer. Employee’s authority shall be subject to the power of the Board to expand such duties, responsibilities and authority, subject to Employee’s acceptance of any such expansion, and to override actions of Employee.

(b) Employee shall report to the Board, and Employee shall devote appropriate time and attention to the business and affairs of the Company and its Subsidiaries.

(c) During the Employment Period, Employee’s base salary shall be $310,000 per annum (as in effect from time to time, the “Base Salary”). Employee’s Base Salary shall be payable in regular installments in accordance with the Company’s general payroll practices and shall be subject to customary withholding for income tax, social security, and other applicable taxes. Employee’s Base Salary for any partial year will be prorated based upon the number of days elapsed in such year.

(d) Bonuses.

(i) In addition to the Base Salary, the Employee shall be entitled to an award of an annual performance bonus (the “Bonus”) following the end of each fiscal year during the Employment Period commencing with the fiscal year ending December 31, 2015, based upon the Company’s achievement of budgetary and other objectives, including specific objectives relating to Employee’s contributions, set by the Board in consultation with Employee no later than March 31 of the applicable bonus year.

(ii) Except where otherwise provided, the Bonus for any fiscal year will be payable to the Employee in cash promptly upon completion of the Company’s audited financial statements for such fiscal year, but in any event within 120 days following the end of such fiscal year.

(e) Benefits. In addition to the Base Salary and any Bonuses payable to Employee pursuant to this Agreement, Employee shall be entitled to the following benefits during the Employment Period:

(i) reimbursement for reasonable business expenses incurred by Employee on the Company’s behalf and within the Company’s stated policies and procedures for expense reimbursement, subject to providing appropriate documentation thereof to the Company;

(ii) participation in all health, disability and welfare plans available to the Company’s senior executives;

(iii) participation in all life insurance plans available to the Company’s senior executives;

(iv) participation in all retirement plans available to the Company’s senior executives; and

(v) participation in any paid-time-off policies available to the Company’s senior executives.

(f) Termination.

(i) The Employment Period shall continue until Employee’s resignation, death, Permanent Disability (as such term is defined in Section 0) or until the Board determines in its good faith judgment that termination of Employee’s employment (“Termination”) is in the best interests of the Company.

(ii) If the Employment Period is terminated by the Company with Cause or by Employee without Good Reason, Employee shall be entitled to receive Employee’s Base Salary (as in effect at time of Termination) through the effective date of Employee’s Termination but shall not be entitled to any Bonus for such current fiscal year, provided, however, that Employee will receive his earned but unpaid bonus, if any, for the prior fiscal year.

(iii) If the Employment Period is terminated due to death or Permanent Disability, Employee shall be entitled to receive Employee’s Base Salary for the period through the date of death or the date when the Employment Period is terminated as a result of Permanent Disability. In addition, Employee will be entitled to Employee’s vested rights under any benefit plans (including any disability plans, 401(k) plans or other retirement plans).

(iv) If at any time the Employment Period is terminated by the Company without Cause or by Employee for Good Reason, Employee shall be entitled to receive the following (collectively, the “Severance Benefits”): (A) Employee’s Base Salary through the date that is twelve (12) months after the effective date of such Termination, payable in equal installments on the Company’s regular salary payment dates commencing on the first payroll date that is sixty (60) days from the date of such termination (with the first payment including amounts otherwise payable during such 60-day period (the “First Payment Date”)); (B) a lump-sum payment equal to Employee’s annual target bonus, payable on the First Payment Date (provided, that the payment contemplated by this clause (B) shall only be payable if Employee would have achieved his financial objectives for the fiscal year his termination of employment occurs, based on the pro-rata results actually achieved by Employee prior to the date of his termination as compared to the pro-rata objectives established for Employee’s target bonus for the then-current fiscal year); (C) twelve (12) months of COBRA payments, provided that the Company shall not be obligated to pay any COBRA payments to Employee to the extent Employee elects not to receive COBRA coverage from the Company; and (D) a portion of any remaining unvested Time-Vested Shares equal to the amount of Time-Vested Shares and Annual-Vested Shares that would have vested over the 12-month period immediately following the date the Employment Period shall become vested. Any of the Severance Benefits contemplated by this Section 5 shall be conditioned upon Employee’s execution and delivery to the Company of a general release in form and substance satisfactory to the Company and Employee (the “Release”), which Release shall become effective and irrevocable within 60 days of the termination date and upon Employee’s compliance with the terms of Sections 6 and 7 below, and upon any breach by Employee of the provisions of Sections 6 and 7 below, the Company’s obligation to make any Severance Benefits shall immediately terminate.

(v) Anything provided herein to the contrary notwithstanding, nothing in this Agreement shall confer upon the Employee any right to continue in the service of the Company (or any Company or Subsidiary of the Company employing or retaining Employee) for any period of time or interfere with or restrict in any way the rights of the Company (or any Company or Subsidiary of the Company employing or retaining Employee) or the Employee, which rights are hereby expressly reserved by each, to terminate the employee status of Employee at any time for any reason whatsoever or for no reason with or without cause.

(g) No Investor Obligation. For the avoidance of doubt, notwithstanding the rights, if any, granted to TB hereunder, in no case shall TB be responsible for any obligation of the Company pursuant to this Section 5, and Employee hereby covenants for the benefit of TB that he will not make any assertions to the contrary.

6. Affirmation of Continuing Covenants. Employee expressly acknowledges that Employee’s obligations pursuant to that certain Employment, Proprietary Information, and Inventions Assignment Agreement (the “EPIIAA”) entered into by and between Employee and the Company dated December 1, 2005 continue to be in full force and effect and covenants and agrees to abide by the terms set forth therein.

7. Restrictive Covenants.

(a) Noncompetition. In further consideration of the opportunity to purchase the Employee Stock hereunder, Employee acknowledges that during the course of his employment with the Company and its Affiliates (including, without limitation, any predecessors thereof) he has become familiar with, and during the course of his employment with the Company and its Subsidiaries he will become familiar with, the Company’s and its Subsidiaries’ trade secrets and with other Confidential Information. Employee acknowledges that his services shall be of special, unique and extraordinary value to the Company and its Subsidiaries and that the Company’s ability to accomplish its purposes and to successfully pursue its business plan and compete in the marketplace depend substantially on the skills and expertise of the Employee. Therefore, and in further consideration of the opportunity to purchase the Employee Stock hereunder, Employee agrees that, during the Employee’s period of employment with the Company or any of its Subsidiaries and for 18 months thereafter, he shall not directly or indirectly engage or become interested in (whether as an owner, partner, director, officer, employee, consultant, stockholder or otherwise) any business that provides, offers or is otherwise directly or indirectly engaged in providing or offering (including through acquiring companies which provide or offer) products or services anywhere in the world that are competitive with the Business. For purposes of this Agreement, “Business” shall mean the business of providing on-premises and hosted (i.e., SaaS-based) identity and access management solutions to enterprise and government customers, including data and risk management, compliance and provisioning solutions and services.

(b) Nonsolicitation. In addition, during the Employee’s period of employment with the Company or any of its Subsidiaries and for 18 months thereafter, Employee shall not (and shall cause all of his Affiliates not to) directly or indirectly through another entity or person (i) induce or attempt to induce any employee of the Parent or any of its Subsidiaries (including the Company) to leave the employ of the Parent or any of its Subsidiaries (including the Company), or in any way interfere with the relationship between the Parent or any of its Subsidiaries (including the Company) and any employee thereof, (ii) hire (in any capacity) any person who was an employee of the Parent or any of its Subsidiaries (including the Company) at any time during the one (1) year period immediately prior to the date on which such hiring would take place (it being conclusively presumed by the parties so as to avoid any disputes under this Section 7(b) that any such hiring within such one (1) year period is in violation of Section 7(a) above), (iii) for so long as Employee has any obligations under Section 7(a) above, call on, solicit or service any customer, supplier, licensee, licensor or other business relation of the Parent or any of its Subsidiaries (including the Company) in order to induce or attempt to induce such Person to cease doing business with the Parent or any of its Subsidiaries (including the Company), or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and the Parent or any of its Subsidiaries (including the Company), including making any negative statements or communications about the Parent or any of its Subsidiaries (including the Company) or (iv) initiate or engage in any discussions regarding an acquisition of, or Employee’s employment (whether as an employee, an independent contractor or otherwise) by, any businesses with which the Parent or any of its Subsidiaries (including the Company) has entertained discussions or has requested and received information relating to the acquisition of such business by the Parent or any of its Subsidiaries (including the Company) prior to the termination of the Employee’s employment with the Company.

(c) Enforcement. If, at the time of enforcement of this Section 7, a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum duration, scope or geographical area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum duration, scope and area permitted by law. Because Employee’s services are unique and because Employee has access to Confidential Information, the parties hereto agree that money damages would not be an adequate remedy for any breach of this Agreement. Therefore, in the event a breach or threatened breach of this Agreement, the Company or its successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security and without proving damages).

8. Section 409A.

(a) Anything in this Agreement to the contrary notwithstanding, if at the time of the Employee’s separation from service within the meaning of Section 409A of the Code, the Company determines that the Employee is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Employee becomes entitled to under this Agreement on account of the Employee’s separation from service would be considered deferred compensation subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (i) six months and one day after the Employee’s separation from service, or (ii) the Employee’s death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule.

(b) All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by the Employee during the time periods set forth in this Agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year. Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(c) To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon the Employee’s termination of employment, then such payments or benefits shall be payable only upon the Employee’s “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).

(d) The parties intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

(e) The Company makes no representation or warranty and shall have no liability to the Employee or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

GENERAL PROVISIONS

9. Withholding. The Parent or the Company may withhold from any and all amounts payable under this Agreement or otherwise such federal, state, local or foreign withholding taxes, excise taxes, or employment taxes (“Taxes”) as may be required to be withheld pursuant to any applicable law or regulation. Employee shall pay to the Parent or the Company or make arrangements satisfactory to the Parent to pay the amount of all applicable Taxes that the Parent or the Company is required to withhold at any time. If Employee shall fail to make such payment, the Parent or the Company shall, to the extent permitted by law, have the right to deduct from any payment of any kind otherwise due to Employee any Taxes of any kind required by law to be withheld with respect to the Employee Stock. Employee acknowledges that it is Employee’s sole responsibility, and not the Parent’s or the Company’s, to file timely and properly the election under Section 83(b) of the Internal Revenue Code and any corresponding provisions of state tax laws. In the event that the Parent or the Company fails to withhold any Taxes required to be withheld by applicable law or regulation, Employee shall indemnify the Parent and its Subsidiaries (including the Company) for any amounts paid by the Parent or the Company with respect to any such Taxes but only to the extent Employee has not already paid such Taxes; provided, however, that Employee shall not be required to indemnify the Parent or the Company for any interest, penalties and related expenses thereto.

10. Definitions.

“Affiliate” means, as to any Person, any other Person, which directly or indirectly controls, or is under common control with, or is controlled by, such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

“Cause” means a vote of the Board resolving that Employee should be dismissed as a result of (a) Employee’s conviction of a felony; (b) Employee engaging in any other act of fraud, intentional misrepresentation, moral turpitude, misappropriation or embezzlement, illegality or unlawful harassment which, as determined by the Board in good faith and in light of all available facts, would: (i) materially adversely affect the business or the reputation of the Company with its current or prospective customers, suppliers, lenders and/or other third parties with whom the Company does or might do business; or (ii) expose the Company to a risk of material civil or criminal legal damages, liabilities or penalties; (c) the repeated willful failure by Employee to follow the reasonable directives of the Board in connection with the business affairs of the Company; (d) any material breach by Employee of this Agreement or material violation of the Company’s policies; or (e) willful and deliberate non-performance of duty by Employee in connection with the business affairs of the Company, provided, however, in the event of termination based on (c), (d) or (e), Employee will have a period of thirty (30) days after written notice to Employee from the Company to cure the circumstance, if curable.

“Certificate of Incorporation” means the Company’s Certificate of Incorporation as in effect upon consummation of the Merger, as amended thereafter from time to time.

“Confidential Information” means all information of a confidential or proprietary nature (whether or not specifically labeled or identified as “confidential”), in any form or medium that relates to the Company or its Subsidiaries or their business relations and their respective business activities. Confidential Information includes, but is not limited to, the following: (a) internal business information (including information relating to strategic and staffing plans and practices, business, training, marketing, promotional and sales plans and practices, cost, rate and pricing structures and accounting and business methods); (b) information concerning third party businesses received by the Company under appropriate confidentiality restrictions in connection with prospective acquisitions or strategic combinations; (c) identities and individual requirements of, and specific contractual arrangements with, the Company’s and its Subsidiaries’ joint venture partners, vendors or customers and other business relations and their confidential information; (d) trade secrets, know-how, compilations of data and analyses, techniques, systems, formulae, research, records, reports, manuals, documentation, models, data and data bases relating thereto; (e) inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information (whether or not patentable); (f) intellectual property rights; and (g) financial information.

“Employee Shares” means the shares purchased under the Original Agreement. Employee Shares will continue to be Employee Shares in the hands of any holder other than Employee (except for the Parent and except for transferees in a Public Sale), and except as otherwise provided herein, each such other holder of Employee Shares will succeed to all rights and obligations attributable to Employee as a holder of Employee Shares hereunder. Employee Shares will also include shares of the Parent’s shares issued with respect to Employee Shares by way of a share split, distribution or reorganization or upon conversion of the Parent into a corporation, by way of a stock split, stock dividend or other recapitalization. Notwithstanding the foregoing, all Unvested Shares shall remain Unvested Shares, subject to the vesting provisions of this Agreement, after any Transfer thereof.

“Fair Market Value” of each of the Employee Shares means the fair value of such shares as mutually determined in good faith by the Board and Employee. In the event the parties cannot agree on a fair market value, the fair market value shall be determined by a third party independent valuation consultant mutually agreed upon by the parties with the cost of such valuation shared equally by the parties.

“Good Reason” means that Employee resigns from employment with the Company after complying with the Good Reason Process because, without Employee’s prior written consent, the Company: (a) reduces Employee’s base salary in any material respect, except for across-the-board salary reductions not to exceed 10% based on the Company’s financial performance similarly affecting all or substantially all senior management employees of the Company; (b) fails to pay any material incentive compensation to which Employee is actually entitled under this Agreement; (c) materially breaches any obligation of the Company under this Agreement; (d) makes a material reduction in Employee’s job responsibilities so as to constitute a de facto demotion (other than a change effected in connection with the integration of the operations of the Company into the operations of an acquirer in connection with a Liquidity Event); (e) removes Employee from the position of Chief Strategy Officer other than in connection with a Liquidity Event; or (f) relocates Employee’s principal place of work to a location more than 25 miles from the location at the Effective Date, without Employee’s prior written approval.

“Good Reason Process” means that (a) Employee reasonably determines in good faith that a Good Reason condition has occurred; (b) Employee notifies the Company in writing of the first occurrence of the Good Reason condition within 90 days of the first occurrence of such condition; (c) Employee cooperates in good faith with the Company’s efforts, for a period not less than 30 days following such notice to remedy the condition; (d) notwithstanding such efforts, the Good Reason condition continues to exist; and (e) Employee terminates Employee’s employment within 60 days after the end of the cure period contemplated by clause (c) above. If the Company cures the Good Reason condition during such cure period, Good Reason shall be deemed not to have occurred.

“Liquidity Event” means (a) any transaction or series of transactions, excluding in each case the issuance of securities by the Parent in a financing transaction approved by the Board, pursuant to which any person(s) or entity(ies) other than TB and its Affiliates, in the aggregate, acquire(s) shares of the Parent possessing the voting power to elect a majority of the Parent’s Board (whether by merger, consolidation, reorganization, combination, sale or transfer of the Parent’s shares, securityholder or voting agreement, proxy, power of attorney or otherwise), (b) the sale of all or substantially all of the Parent’s assets determined on a consolidated basis, whether in a single or a series of transactions, or (c) a Sale of the Company.

“Original Cost” means with respect to each share of Common Stock purchased by the Employee hereunder, the price per share of Common Stock as set forth in Section 1(a) hereof (as proportionately adjusted for all subsequent share or stock splits, stock dividends, reorganizations and other recapitalizations).

“Permanent Disability” means Employee’s inability, because of any physical or mental injury, illness or incapacity to continue to perform substantially all of the essential functions of his duties and responsibilities under this Agreement notwithstanding the provision of any reasonable accommodations, for up to 180 days during any 365 consecutive calendar days.

“Person” means an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

“Public Sale” means any sale pursuant to a registered public offering under the Securities Act or any sale to the public pursuant to Rule 144 promulgated under the Securities Act effected through a broker, dealer or market maker.

“Sale of the Company” means any transaction or series of related transactions other than a Public Sale pursuant to which any person or group of Persons acting in concert (other than TB or an Affiliate of TB), together with such Person’s or group of Persons’ Affiliates, acquire(s) (i) the capital stock of the Parent possessing the voting power to elect a majority of the Board (whether by merger, consolidation, reorganization, combination, sale or transfer of the Parent’s capital stock, shareholder or voting agreement, proxy, power of attorney or otherwise), (ii) all or substantially all of the Parent’s assets determined on a consolidated basis, or (iii) fifty percent (50%) or more of the issued and outstanding shares of capital stock of the Company.

“Securities Act” means the Securities Act of 1933, as amended from time to time.

“Subsidiary” means any corporation of which the Parent or the Company owns securities having a majority of the ordinary voting power in electing the board of directors directly or through one or more subsidiaries.

“TB” means, collectively, Thoma Bravo Fund XI, L.P., a Delaware limited partnership, Thoma Bravo Fund XI-A, L.P., a Delaware limited partnership and Thoma Bravo Executive Fund XI, L.P.

“Transfer” means to directly or indirectly sell, transfer, assign, pledge or otherwise dispose of or grant any direct or indirect interest in (whether with or without consideration and whether voluntarily or involuntarily or by operation of law) the applicable property.

11. Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when delivered personally to the recipient, (b) one day after being sent to the recipient by reputable overnight courier service (charges prepaid), (c) upon machine-generated acknowledgement of receipt after transmittal by facsimile, (d) upon a confirmation of receipt by return email from the recipient after being sent by email, or (e) five days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid. Such notices, demands and other communications shall be sent to the Company and the Employee at the address set forth below and to any other recipient or any subsequent holder of Employee Shares subject to this Agreement at such address as indicated by the Company’s records, or at such address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party.

Notices to Employee:

Addressed to the most recent address of Employee on the Company’s records.

Notices to the Company:

SailPoint Technologies, Inc.

11305 Four Points Drive, Building 2, Suite 100

Austin, Texas 78726

Attention: General Counsel

E-mail: legal@sailpoint.com

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party.

12. Expenses. Each party shall bear its or his expenses, including legal fees, arising in connection with the negotiation and execution of this Agreement and the consummation of the transactions contemplated by this Agreement.

13. General Provisions.

(a) Transfers in Violation of Agreement. Any Transfer or attempted Transfer of any Employee Shares in violation of any provision of this Agreement shall be void, and the Company shall not record such Transfer on its books or treat any purported transferee of such Employee Shares as the owner of such shares for any purpose.

(b) Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

(c) Initial Public Sale. Prior to March 31 of the calendar year following the occurrence of an initial Public Sale, Employee shall have the opportunity to review the terms of this Agreement with the Company and the Company may amend the terms of this Agreement at such time.

(d) Complete Agreement. This Agreement, the Certificate of Incorporation, the EPIIAA, that certain Restrictive Covenant Agreement entered into by and between Employee and the Company dated September 8, 2014 and those other documents expressly referred to herein and therein embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

(e) Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement. Signed counterparts of this Agreement may be delivered by facsimile and by scanned pdf image.

(f) Successors and Assigns. Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by Employee, the Company and their respective successors and assigns (including subsequent holders of Employee Shares); provided, however, except as otherwise provided herein, the rights and obligations of Employee under this Agreement shall not be assignable except in connection with a Permitted Transfer of Employee Shares hereunder.

(g) Choice of Law. All issues and questions concerning the relative rights of the Company and its Stockholders and all other issues and questions concerning the construction, validity and interpretation of this Agreement and the exhibits hereto will be governed by, and construed in accordance with, the internal laws of the State of Texas, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Texas or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Texas.

(h) JURISDICTION AND VENUE. THE PARTIES TO THIS AGREEMENT HEREBY SUBMIT TO THE JURISDICTION OF THE STATE OR FEDERAL COURTS SITTING IN TEXAS AND HEREBY AGREE THAT THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO, AND ANY CLAIMS OR DISPUTES RELATING THERETO, SHALL BE ENFORCEABLE EXCLUSIVELY IN SUCH COURTS. EACH PARTY AGREES THAT ALL CLAIMS IN RESPECT OF THE ACTION OR PROCEEDING MAY BE HEARD IN SUCH COURT. EACH PARTY ALSO AGREES NOT TO BRING ANY ACTION OR PROCEEDING ARISING OR OUT OF OR RELATING TO THIS AGREEMENT IN ANY OTHER COURT. EACH OF THE PARTIES WAIVES ANY DEFENSE OF INCONVENIENT FORUM TO THE MAINTENANCE OF ANY ACTION OR PROCEEDING SO BROUGHT AND WAIVES ANY BOND SURETY OR OTHER SECURITY THAT MIGHT BE REQUIRED OF ANY OTHER PARTY WITH RESPECT THERETO.

(i) WAIVER OF JURY TRIAL. THE PARTIES HEREBY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM, WHETHER IN CONTRACT OR TORT, AT LAW OR IN EQUITY, ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(j) Remedies. Each of the parties to this Agreement will be entitled to enforce its rights under this Agreement specifically, to recover damages and costs (including attorney’s fees) caused by any breach of any provision of this Agreement and to exercise all other rights existing in its favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any party may in its sole discretion apply to any court of law or equity of competent jurisdiction (without posting any bond or deposit) for specific performance and/or other injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement.

(k) Amendment and Waiver. The provisions of this Agreement may be amended and waived only with the prior written consent of the Company and Employee.

(l) Business Days. If any time period for giving notice or taking action hereunder expires on a day which is a Saturday, Sunday or holiday in the state in which the Company’s chief executive office is located, the time period shall be automatically extended to the business day immediately following such Saturday, Sunday or holiday.

(m) Termination. Except as otherwise provided herein, this Agreement shall survive the Termination of Employee’s employment with the Company and shall remain in full force and effect after such Termination.

(n) No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

(o) Descriptive Headings; Interpretation. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement. The use of the word “including” in this Agreement shall be by way of example rather than by limitation.

* * * * * * *

[This Space Left Intentionally Blank]

IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Senior Management and Restricted Stock Agreement as of the date first written above.

PARENT:

SAILPOINT TECHNOLOGIES HOLDINGS, INC.

By:	/s/ James C. McMartin
Name:	James C. McMartin
Title:	CFO

COMPANY:

SAILPOINT TECHNOLOGIES, INC.

By:	/s/ James C. McMartin
Name:	James C. McMartin
Title:	CFO

EMPLOYEE:

/s/ Kevin Cunningham
Kevin Cunningham

[Signature Page to Amended and Restated Senior Management and Restricted Stock Agreement]